EXHIBIT 99.1
FOR RELEASE: November 1, 2011
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS $0.33 INCOME FROM CONTINUING OPERATIONS
PER SHARE FOR THE THIRD QUARTER
12.9 percent growth over prior year in income from continuing operations
December dividend increases 6.5 percent, 21st increase in 20 years
BRYN MAWR, PA, November 1, 2011 — Aqua America, Inc. (NYSE: WTR) today reported record income from continuing operations for the quarter ended September 30, 2011. Despite abnormally high rainfall in the Mid-Atlantic region, revenues for the quarter increased 2 percent to $197.3 million compared to $193.5 million in the same period of 2010. Income from continuing operations grew 12.9 percent to $45.5 million from $40.3 million in the same quarter of 2010. Income from continuing operations per diluted common share (a GAAP measure) for the quarter ended September 30, 2011 was $0.33 versus $0.29 for the same period in 2010, an increase of 13.8 percent on 1.1 percent more shares outstanding.
In August, the Board of Directors declared a 6.5 percent increase of $0.01 per share quarterly from $0.155 to $0.165 per share, effective for the December 1, 2011 dividend payable to all shareholders of record on November 17, 2011. On an annualized basis, this increase raises the dividend to $0.66 per share or $0.04 above the current annualized dividend rate of $0.62 per share. This was the 21st dividend increase in 20 years. Aqua has paid a consecutive quarterly dividend for more than 65 years.
The company reported third quarter 2011 income from continuing operations before the net state income tax benefit associated with 100 percent bonus depreciation (a non-GAAP financial measure) of $42.1 million versus $40.3 million in 2010 and $0.30 per share versus $0.29 per share for the same period in 2010.
Third quarter net income and cash generation were positively impacted by the net state tax benefits of $3.4 million from the 100 percent bonus depreciation for the quarter resulting from the regulatory treatment afforded to such items. However, while not resulting in a cash expense, net income for the third quarter of 2011was also negatively impacted by a one-time $7.4 million deferred income tax charge required by the accounting treatment related to the pending sale of the company’s Maine and New York operations. As a result, net income for the third quarter of 2011 was $41.1 million, compared to 2010 third quarter net income of $43.8 million. The corresponding earnings per diluted share was $0.30, versus $0.32 in the same period of 2010, on 1.1 percent more shares outstanding.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “In the third quarter we sustained the effects of record rainfall in Pennsylvania, New Jersey and New York that were further exacerbated by Hurricane Irene. This summer set a record for the wettest summer in New Jersey with nearly 22 inches of rain. August 2011 was the wettest month on record in the Philadelphia area, breaking the previous single-month record by more than six inches. Even though revenues were negatively impacted by the extreme rainfall in the quarter, income from continuing operations grew 12.9 percent over the same quarter in 2010, demonstrating the growth achieved through our long-term business model of growth through acquisition and capital investment.”
For the first nine months of 2011, operating revenues totaled $539.3 million, an increase of 4.7 percent from revenues of $515 million for the same period in 2010. Year-to-date for 2011, income from continuing operations attributable to common shareholders before the net state income tax benefit associated with 100 percent bonus depreciation (a non-GAAP financial measure) increased 12 percent to $101.6 million from $90.7 million, and corresponding diluted income per common share before the net state income tax benefit of 100 percent bonus depreciation increased to $0.73 from $0.66 for the same period last year. Net income for the first nine months of 2011 increased 14.7 percent to $109.1 million from $95.1 million, and corresponding diluted earnings per share increased to $0.79 from $0.69 for the same period last year, on 1.1 percent more shares outstanding.
Aqua America has continued to expand its operations and completed eight acquisitions of water and wastewater utility systems this year serving approximately 18,000 people. Part of Aqua’s growth strategy is to continually evaluate its operations and concentrate its expansion in growth areas and sell those operations that do not fit into the company’s future growth plans. This year, the company announced plans to expand in the energy-rich states of Ohio (57,000 customers) and Texas through the purchase of American Water Works’ operations in those states. Due to the lack of economies of scale, Aqua sold its Missouri utility operations (3,700 customers), to American Water Works in June. The Texas acquisition (5,300 customers), which Aqua completed in June, is already performing above expectations by capturing synergies with existing operations. In July, Aqua announced plans to sell its New York operations (51,000 customers) to American Water Works at book value. In July, Aqua also announced the sale of its Maine operations (16,000 customers) to Connecticut Water for $53.5 million. The company expects to recognize a book gain when the Maine divestiture is completed, which is anticipated to occur in early 2012, even though third quarter results were negatively impacted by the taxes due on this transaction.
In September, Aqua America announced a joint venture with Penn Virginia Resource Partners, L.P. (PVR) for the construction and operation of a $24 million private pipeline system to supply fresh water to certain natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania. An Aqua subsidiary will operate the system when completed and handle water intake supply arrangements. The first 18-mile segment of the system is currently anticipated to be operational by year-end.
DeBenedictis said, “Natural gas offers a critical and challenging opportunity for states such as Pennsylvania, Ohio and Texas. It’s critical because the solution to the energy needs of the country must be developed domestically. It’s challenging because it must be done in a manner that protects and manages our most precious resource, water. This project is the first that prudently enables the development of the Marcellus Shale while helping to protect our watersheds and managing our water supplies. Pumping water through pipe, as opposed to trucking water, reduces road traffic and damage that can result in runoff that can negatively impact streams in this sensitive part of the state. Managing the water supply from approved, reliable sources reduces the potential for over-withdrawal from those same streams.”
Operations and maintenance expenses increased 1.6 percent for the quarter compared to the same period in 2010. For the trailing 12 months ended September 30, 2011, operations and maintenance expense-to-revenue ratio for continuing operations improved to 37.7 percent from 38.8 percent in 2010, despite the negative impact on revenues from the weather.

The company continues to be diligent with its capital investment plan having invested nearly $230 million in infrastructure improvements through the first nine months of 2011. The company remains on track to invest more than $300 million in capital this year to improve infrastructure and service reliability for its customers.
To date in 2011, the company has received water and wastewater rate awards estimated to increase annualized revenues by approximately $20.9 million in Indiana, Maine, North Carolina, Ohio and Pennsylvania, including infrastructure surcharges in various states. The company has approximately $15.2 million of rate proceedings pending before state regulatory bodies in Florida, Texas and Illinois. The company intends to seek additional rate relief by filing cases and infrastructure surcharges in six states later in 2011 that are expected to impact 2012 results. The primary driver of these filings is the recovery of capital (infrastructure) investments and, to a lesser extent, increased expenses since the companies’ previous rate filings. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.
As of September 30, 2011, Aqua America’s weighted average cost of fixed-rate long-term debt was 5.32 percent and the company had $91.9 million available on its credit lines. In September, Standard and Poor’s reiterated its A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary.
The company’s conference call with financial analysts will take place on Wednesday, November 2, 2011 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 2, 2011 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 8234910). International callers can dial 719.457.0820 (pass code 8234910).
Aqua America, Inc. is a U.S.-based publicly traded water and wastewater utility holding company, serving approximately 3 million people in Pennsylvania, New York, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the company’s strategy to evaluate its operations and concentrate its expansion in certain areas, the expected sale of the company’s operations in Maine and the expected gain from such sale, the expected sale of the company’s New York operations and the purchase of American Water Works’ Ohio operations, the anticipated timing of the Marcellus Shale water pipeline the impact of pending rate cases, the company’s plans to file future rate increases and the timing of the impact of such cases, the amount of capital spending by the company planned for 2011. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Operating revenues	$197,328	$193,477	$539,256	$515,003

Income from continuing operations	$45,516	$40,330	$112,801	$90,713
(Loss) income from discontinued operations	(4,393)	3,421	(3,737)	4,404

Net income attributable to common shareholders	$41,123	$43,751	$109,064	$95,117

Income from continuing operations per share:
Basic	$0.33	$0.29	$0.82	$0.66
Diluted	$0.33	$0.29	$0.81	$0.66

(Loss) income from discontinued operations per share:
Basic	$(0.03)	$0.02	$(0.03)	$0.03
Diluted	$(0.03)	$0.02	$(0.03)	$0.03

Net income per common share:
Basic	$0.30	$0.32	$0.79	$0.70
Diluted	$0.30	$0.32	$0.79	$0.69

Basic average common shares outstanding	138,297	137,095	138,081	136,798
Diluted average common shares outstanding	138,951	137,394	138,625	137,112

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Operating revenues	$197,328	$193,477	$539,256	$515,003

Cost & expenses:
Operations and maintenance	70,039	68,908	200,535	198,448
Depreciation	27,132	26,494	79,884	77,635
Amortization	1,074	3,310	4,335	9,244
Taxes other than income taxes	11,324	11,442	33,126	32,161

Total	109,569	110,154	317,880	317,488

Operating income	87,759	83,323	221,376	197,515

Other expense (income):
Interest expense, net	19,560	18,574	58,457	54,418
Allowance for funds used during construction	(1,804)	(1,018)	(5,710)	(3,895)
Gain on sale of other assets	(216)	(291)	(475)	(2,294)

Income from continuing operations before income taxes	70,219	66,058	169,104	149,286
Provision for income taxes	24,703	25,728	56,303	58,573

Income from continuing operations	45,516	40,330	112,801	90,713

Discontinued operations:
Income from discontinued operations before income taxes	5,138	5,747	6,194	7,385
Provision for income taxes	9,531	2,326	9,931	2,981

(Loss) income from discontinued operations	(4,393)	3,421	(3,737)	4,404

Net Income attributable to common shareholders	$41,123	$43,751	$109,064	$95,117

Net income attributable to common shareholders	$41,123	$43,751	$109,064	$95,117
Other comprehensive income, net of tax:
Unrealized holding (loss) gain on investments	(373)	272	(277)	1,174
Reclassification adjustment for gain reported in net income	(83)	—	(156)	(1,330)

Comprehensive income	$40,667	$44,023	$108,631	$94,961

Income from continuing operations per share:
Basic	$0.33	$0.29	$0.82	$0.66
Diluted	$0.33	$0.29	$0.81	$0.66

(Loss) income from discontinued operations per share:
Basic	$(0.03)	$0.02	$(0.03)	$0.03
Diluted	$(0.03)	$0.02	$(0.03)	$0.03

Net income per common share:
Basic	$0.30	$0.32	$0.79	$0.70
Diluted	$0.30	$0.32	$0.79	$0.69

Average common shares outstanding:
Basic	138,297	137,095	138,081	136,798

Diluted	138,951	137,394	138,625	137,112

Aqua America, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measure
(In thousands, except per share amounts)
(Unaudited)
This press release includes a presentation of “income from continuing operations before net state income tax benefit associated with 100 percent bonus depreciation” and “diluted income from continuing operations per common share before net state income tax benefit associated with 100 percent bonus depreciation” (net state income tax benefit associated with 100 percent bonus depreciation is referred to herein as the “special item”). These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.
The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance excluding the special item, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results and to assess the underlying profitability of our core business. As currently enacted, 100 percent bonus depreciation is in effect for qualifying capital additions placed in service from September 8, 2010 through December 31, 2011.
The reconciliation of the non-GAAP financial measures to the comparable U.S. GAAP results provided for each period are presented below:
Aqua America, Inc. and Subsidiaries
Income Excluding Net State Income Tax Benefit Associated with 100% Bonus Depreciation
(In thousands, except per share amounts)
(A Non-GAAP, Unaudited Number)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Income from continuing operations (GAAP measure)	$45,516	$40,330	$112,801	$90,713
Less: Net state income tax benefit associated with 100% bonus depreciation	3,382	—	11,193	—

Income from continuing operations attributable to common shareholders before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$42,134	$40,330	$101,608	$90,713

Income from continuing operations per common share (GAAP measure):
Basic	$0.33	$0.29	$0.82	$0.66
Diluted	$0.33	$0.29	$0.81	$0.66

Income from continuing operations per common share before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.30	$0.29	$0.74	$0.66
Diluted	$0.30	$0.29	$0.73	$0.66

Average common shares outstanding:
Basic	138,297	137,095	138,081	136,798

Diluted	138,951	137,394	138,625	137,112

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	September 30,	December 31,
	2011	2010

Net property, plant and equipment	$3,513,158	$3,357,357
Current assets	335,950	301,518
Regulatory assets and other assets	378,961	413,591

	$4,228,069	$4,072,466

Total equity	$1,212,808	$1,174,826
Long-term debt, excluding current portion	1,402,451	1,491,370
Current portion of long-term debt and loans payable	198,340	117,755
Other current liabilities	230,320	205,520
Deferred credits and other liabilities	1,184,150	1,082,995

	$4,228,069	$4,072,466